Exhibit 10(kkk)

                         STOCK TRANSFER AGREEMENT

     THIS AGREEMENT ( Agreement ) is made and entered into as of the 23rd day of January, 1997, by and between Circus Circus Enterprises, Inc., a Nevada corporation ( Circus ), Windsor Casino Limited ( WCL ), Windsor Casino Supplies Limited ( Supplies ) and Windsor Casino Financial Limited ( WCFL ) (collectively, the
 Corporations ), each an Ontario corporation incorporated pursuant to the laws of the Province of Ontario, Caesars World, Inc., a Florida corporation and successor by operation of law to Caesars World Resorts, Inc. ( Caesars ), Conrad International Investment Corporation, a Nevada corporation ( Conrad ) and Hilton Hotels Corporation, a Delaware corporation ( Conrad Parent ) with regard to the following:

     A. Circus owns one (1) share each of WCL, WCFL and Supplies, which represents one-third ( ) of the shares of each Corporation
(the  Circus Shares ).

     B. The Corporations were formed and organized for the purpose of operating an interim casino in Windsor, Ontario, Canada, and negotiating for the development and operation of a permanent casino facility in Windsor (the Project ).

     C. In furtherance of such purposes, (i) Circus and others entered into an Interim Casino Operating Agreement dated as of May 14, 1994 (the Interim Agreement ), a Heads of Agreement dated May 14, 1994 (as amended, the Heads of Agreement ), and an Interim Shareholders Agreement dated October 26, 1994 (the Interim Shareholders Agreement ), and (ii) WCFL entered into that certain Credit Agreement made as of July 10, 1996, between WCFL as Borrower, and the financial institutions named as Lenders in the signature pages thereto (the Credit Agreement ) and in connection therewith, Circus executed a Guarantee dated as of July 10, 1996 (the Guarantee ).

     D. Each of the Corporations wishes to redeem from Circus the Circus Shares in their respective Corporations, thereby resulting in ownership of each of the Corporations one-half (1/2) each by Caesars and Conrad.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and representations hereinafter contained, and subject to the conditions hereinafter set forth, it is agreed as follows:

     1. Sale and Transfer of Circus Shares. Circus hereby transfers and conveys the Circus Shares in each of the Corporations to the respective Corporations and each of the respective
Corporations acquires the Circus Shares in each Corporation from Circus.

     2. Purchase Price. The purchase price payable by WCL for the transfer of the Circus Shares of WCL shall be CDN$14,804,142 representing one-third (1/3) of the retained earnings of WCL as of January 21, 1997. The purchase price payable by WCFL for the Circus Shares of WCFL shall be CDN$1.00. The purchase price payable by Supplies for the Circus Shares of Supplies shall be CDN$1.00 (each a Purchase Price ).

          (a) WCL, on behalf of the Corporations as an administrative convenience, shall remit to Circus in cash or other immediately available federal funds an amount equal to 66 % of the Purchase Price for each of the respective Corporations less Canadian withholding tax at the rate of five percent (5%) on CDN$14,804,142. WCL will remit the amount of such withholding tax to Revenue Canada Customs Excise and Taxation in the manner and within the time required by the Income Tax Act (Canada) and such remittance shall constitute full payment and satisfaction of such portion of the Purchase Price. WCL shall withhold an amount equal to 33 % of the Purchase Price (the Withheld Amount ) and shall deal with it in accordance with Section 5 of this Agreement.

          (b) each of Caesars and Conrad Parent shall, and hereby each does, assume one-half (1/2) of the liability and indebtedness of Circus pursuant to Circus Guarantee in accordance with Section 10(e)(i) of the Circus Guarantee and each of Caesars and Conrad Parent hereby indemnifies Circus against any claims arising from and after the date of this Agreement and made against Circus under the Circus Guarantee.

     3. Representations by Circus. Circus represents and warrants that Circus is the owner of the Circus Shares, free and clear of all liens or encumbrances and that Circus has the power and authority to transfer the Circus Shares to the Corporations as provided herein.

     4. Delivery to the Corporations. Circus hereby delivers (a) to WCL the Circus Shares in WCL, as represented by WCL Stock Certificate No. C-1, to WCFL the Circus Shares in WCFL, as represented by WCFL Stock Certificate No. C-1 and to Supplies the Circus Shares in Supplies, as represented by Supplies Stock Certificate Nos. C-3 and (b) to each of the Corporations the stock
powers in the form attached hereto as Exhibits  A ,   B , and  C .

     5. Escrow. The Withheld Amount shall be deposited by WCL in an interest bearing account at Canadian Imperial Bank of Commerce. The Withheld Amount shall be remitted to the Receiver General of Canada on the day that the Withheld Amount is required to be so remitted pursuant to subsection 116(5) of the Income Tax Act (Canada) (the Remittance Date ). All interest received on the Withheld Amount shall be for the account of Circus and the full amount of such interest less any applicable taxes of any nature whatsoever applicable to such interest shall be paid to Circus on the Remittance Date. Notwithstanding the foregoing, if Circus delivers a certificate issued by the Minister of National Revenue of Canada pursuant to subsection 116(2) of the Income Tax Act (Canada) (a Section 116 Certificate ) to WCL at any time prior to the Remittance Date with respect to the Circus Shares in WCL, WCFL and Supplies in form and substance satisfactory to WCL, acting reasonably, WCL shall pay to Circus on account of the Purchase Price, an amount equal to the amount, if any by which

     (1)  the aggregate of

          (i)  the Withheld Amount

          and

          (ii) the amount, if any, by which

               (A) the amount of interest received by Circus on the Withheld Amount exceeds

               (B) the amount of any Canadian withholding tax at the rate of ten percent (10%) in respect of any interest on the Withheld Amount which WCL is required or entitled to withhold or deduct in respect of such interest exceeds

     (2)  33  % of the amount, if any, by which

          (i)  the aggregate Purchase Price

     exceeds

          (ii) the  certificate limit  specified in the Section 116
Certificate.

     In any case where WCL withholds any amount pursuant to this paragraph, WCL shall be deemed to have paid such amount to Circus on account of the Purchase Price. WCL shall pay the amount of Canadian withholding taxes required to be deducted and withheld from any payment made to Circus under this Section 5.

     6. Reimbursement of Expenses. Caesars and Conrad acknowledge that Circus regularly advances certain expenses to the Corporations for salaries, benefits and other items and agrees to cause the Corporations to reimburse Circus for such expenses, including an outstanding invoice in the amount of US$161,692 and for expenses not yet invoiced, provided that such expenses not yet invoiced will not exceed US$300,000 and are supported by proper documentation.

     7. Indemnification. Circus will at all times indemnify and hold harmless Caesars, Conrad and Conrad Parent, their subsidiaries and affiliates and their officers, directors, employees and agents, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, for any injury, loss or damage to any person(s), entity(ies) or property arising out of or based on (a) any acts or omissions of Circus, or (b) any breach by Circus of the Interim Agreement, Heads of Agreement, Interim Shareholders Agreement, Credit Agreement, or Guarantee, occurring prior to the transfer of the Circus Shares.

     8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

     9. Governing Law. The laws of the Province of Ontario applicable to contracts made in that Province, without giving effect to its conflict of law rules, shall govern the validity, construction and performance and effect of this Agreement.

     10. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all previous agreements, negotiations, memoranda and understandings, whether written or oral.

     11. Amendment. This Agreement may not be modified or amended except in writing, signed by the parties hereto.

     12. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

     13. Additional Documents. Each party covenants and agrees to execute and deliver to the other such further additional documents or instruments as may be required to fully effectuate and manifest the intent of the parties and the transactions contemplated hereby.

     14. Bylaws, Articles or Shareholder Agreements. In the event of any conflict between the provisions of this Agreement and the provisions of the bylaws or the Articles of any of the Corporations, or any Shareholder Agreements respecting the Corporations, the provisions of this Agreement shall prevail.

     15. Public Representations. No party to this Agreement shall make or suffer to be made any statement, comment or analysis concerning the subject matter of this Agreement without the express prior written consent of Conrad, Circus and Caesars.


[Signature page to follow]

CIRCUS CIRCUS ENTERPRISES, INC.,   CAESARS WORLD, INC.,
a Nevada corporation               a Florida corporation


By:  Clyde T. Turner               By:  Peter G. Boynton
                                        President & Chief
Its: Chairman                      Its: Executive Officer
      Circus                             Caesars


CONRAD INTERNATIONAL               HILTON HOTELS CORPORATION,
INVESTMENT CORPORATION,             a Delaware corporation
a Nevada corporation

By:   Scott A. LaPorta             By:   Scott A. LaPorta

Its: Vice President & Treasurer    Its: Vice President & Treasurer
      Conrad                             Conrad Parent

WINDSOR CASINO LIMITED,            WINDSOR CASINO SUPPLIES LIMITED,
an Ontario corporation                  an Ontario corporation

By:   Clyde T. Turner              By:   Clyde T. Turner

Its:  Chairman                     Its:  Chairman
      WCL                                Supplies

WINDSOR CASINO FINANCIAL
LIMITED, an Ontario corporation



By:   Clyde T. Turner

Its:  Chairman
      WCFL